For information contact:
Investors:  Rick Wadsworth, MDSI Mobile Data Solutions Inc., 519-729-7998 or ir@mdsi.ca
Media:  Robin Jones, MDSI Mobile Data Solutions Inc., 604 207 6111 or pr@mdsi.ca

NEWS RELEASE

Vista Completes Acquisition of MDSI

Richmond, British Columbia (September 22, 2005) — MDSI Mobile Data Solutions Inc. (NASDAQ: MDSI) (TSX: MMD) (“MDSI”) today announced the completion of the acquisition of MDSI by an investment vehicle managed by Vista Equity Partners (“Vista”), a transaction valued at approximately US$70 million. Shareholders of MDSI will receive US$8.00 per common share of MDSI, and holders of outstanding options to acquire shares of MDSI will receive the difference between US$8.00 and the exercise price of such options. MDSI is in the process of having its common shares delisted from the Toronto Stock Exchange and from the NASDAQ National Market and expects to have the delistings completed by the close of market on September 23rd.

Information for Beneficial MDSI Shareholders
Those beneficial shareholders with MDSI common shares held through an intermediary such as a broker, investment dealer, bank, trust company or other nominee, do not need to physically deliver any share certificate(s) and should contact their intermediary for assistance in surrendering their MDSI common shares.

Information for Registered MDSI Shareholders
In August 2005, MDSI mailed a Letter of Transmittal to all registered shareholders. In order to receive the consideration, each registered MDSI shareholder is required to send their MDSI common share certificate(s), together with a properly completed and duly executed Letter of Transmittal to Computershare Investor Services Inc. at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Attention: Corporate Actions.

The Letter of Transmittal may be downloaded at www.sedar.com or www.sec.gov. It may also be obtained by contacting Computershare at the address above or by phone at 1-800-564-6253 or email at service@computershare.com. Any questions and requests for assistance may be directed by holders of MDSI common shares to Computershare.

Any registered shareholders who have lost their MDSI common share certificate(s) or whose certificate(s) have been destroyed or stolen, should complete an applicable Letter of Transmittal as fully as possible and forward it to Computershare to inquire about receiving replacement common share certificate(s).

About Vista Equity Partners
Vista Equity Partners currently invests $1 billion in capital committed to dynamic, successful technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support toward companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, visit www.vistaequitypartners.com.

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Aoubt MDSI
MDSI is one of the largest, most successful and experienced provider of mobile workforce management software in the world. MDSI’s software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, British Columbia, Canada, MDSI was founded in 1993 and has approximately 325 employees. MDSI has operations and support offices in the United States, Canada, Europe, and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. For more information, visit www.mdsi.ca.

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This press release contains forward-looking statements that involve risks and uncertainties concerning the acquisition by Vista of MDSI. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties.